Exhibit 99.1
10x Genomics Reports Second Quarter 2026 Financial Results
PLEASANTON, Calif. August 6, 2026 – 10x Genomics, Inc. (Nasdaq: TXG), the life science technology leader focused on accelerating science and advancing human health, today reported financial results for the second quarter ended June 30, 2026.
Recent Updates
•Revenue was $151.0 million for the second quarter of 2026. Excluding $1.6 million related to a patent litigation settlement, revenue was $149.4 million. Revenue increased 3% over the corresponding period of 2025 when excluding non-recurring settlement revenue in both the current and prior-year periods.
•Acquired Proteintech Genomics, a division within Proteintech Group, strengthening the company's multiomics strategy by adding advanced protein detection capabilities to its single cell and spatial platforms.
•Announced multi-year research collaborations with Cleveland Clinic and Lausanne University Hospital to advance research in diagnostic applications of single cell and spatial technologies for cancer care, furthering the company’s diagnostics strategy.
“The story of the quarter was the extraordinary customer response to Atera. We are highly encouraged by the engagement across the research ecosystem and the very strong early order flow,” said Serge Saxonov, Co-founder and CEO of 10x Genomics. “Combined with the continued momentum across the rest of the business and our strong operating foundation, we are uniquely well-positioned for the opportunities ahead.”
Second Quarter 2026 Financial Results
Revenue was $151.0 million for the second quarter of 2026, as compared to $172.9 million for the corresponding period of 2025. Excluding $1.6 million and $27.3 million of non-recurring revenue related to patent litigation settlements in the second quarter of 2026 and 2025, respectively, revenue increased 3% over the corresponding period of 2025.
Gross margin was 74% for the second quarter of 2026, as compared to 72% for the corresponding prior year period. The increase in gross margin was primarily due to lower manufacturing costs, which included $2.6 million of tariff refunds, as well as lower inventory write-downs, partially offset by a decrease in non-recurring license and royalty revenue.
Operating expenses were $132.1 million for the second quarter of 2026, a 39% increase from $95.0 million for the corresponding prior year period. The increase was primarily due to a lower gain on settlement of $3.4 million recognized in the second quarter of 2026, as compared to a $40.7 million gain on settlement recognized in the second quarter of 2025. Excluding impacts from settlements, operating expenses were approximately flat year-over-year.
Operating loss was $19.6 million for the second quarter of 2026, as compared to operating income of $30.1 million for the corresponding prior year period.
Net loss was $17.9 million for the second quarter of 2026, as compared to net income of $34.5 million for the corresponding prior year period.
Cash and cash equivalents and marketable securities were $552.0 million as of June 30, 2026.
2026 Financial Guidance
10x Genomics is raising its full year 2026 revenue guidance and now expects revenue in the range of $610 million to $630 million, versus the previous range of $600 million to $625 million. Excluding the non-recurring license and royalty revenue related to patent litigation settlements in both 2026 and 2025, this represents 2% to 5% growth over full year 2025.
Webcast and Conference Call Information
10x Genomics will host a conference call to discuss the second quarter 2026 financial results, business developments and outlook after market close on Thursday, August 6, 2026 at 1:30 PM Pacific Time / 4:30 PM Eastern Time. A webcast of the conference call can be accessed at http://investors.10xgenomics.com. The webcast will be archived and available for replay at least 45 days after the event.
About 10x Genomics
10x Genomics is a life science technology company building products to accelerate the mastery of biology and advance human health. Our integrated research solutions include instruments, consumables and software for single cell and spatial biology, which help academic and translational researchers and biopharmaceutical companies understand biological systems at a resolution and scale that matches the complexity of biology. Our products are behind breakthroughs in oncology, immunology, neuroscience and more, fueling powerful discoveries that are transforming the world’s understanding of health and disease. To learn more, visit 10xgenomics.com or connect with us on LinkedIn, X, Facebook, Bluesky or YouTube.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. All statements included in this press release, other than statements of historical facts, may be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "might," "will," "should," "expect," "plan," “outlook,” "anticipate," "could," "intend," "target," "project," "contemplate," "believe," "see," "estimate," "predict," "potential," "would," "likely," "seek" or "continue" or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include statements regarding 10x Genomics, Inc.'s products, services, business strategy, collaborations and opportunities and 10x Genomics, Inc.’s financial performance and results of operations, including expectations regarding revenue and guidance. These statements are based on management's current expectations, forecasts, beliefs, estimates, assumptions and information currently available to management. Actual outcomes and results could differ materially from these statements due to a number of factors and such statements should not be relied upon as representing 10x Genomics, Inc.'s views as of any date subsequent to the date of this press release. 10x Genomics, Inc. disclaims any obligation to update any forward-looking statements provided to reflect any change in 10x Genomics’ expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. The material risks and uncertainties that could affect 10x Genomics, Inc.'s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's most recently-filed 10-K for the fiscal year ended December 31, 2025 filed on February 12, 2026 and the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2026 to be filed with the U.S. Securities and Exchange Commission (“SEC”), and elsewhere in the documents 10x Genomics, Inc. files with the SEC from time to time.
Disclosure Information
10x Genomics uses filings with the Securities and Exchange Commission, its website (www.10xgenomics.com), press releases, public conference calls, public webcasts and its social media accounts as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
Contacts
Investors: investors@10xgenomics.com
Media: media@10xgenomics.com

10x Genomics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Products and services revenue	$149,094	$145,157	$298,990	$282,980
License and royalty revenue	1,942	27,751	2,889	44,811
Revenue (1)	151,036	172,908	301,879	327,791
Cost of products and services revenue (2)	38,539	47,824	83,204	97,262
Gross profit	112,497	125,084	218,675	230,529
Operating expenses:
Research and development (2)	56,791	61,224	113,638	125,469
Selling, general and administrative (2)	78,661	74,434	145,038	164,162
Gain on settlement	(3,400)	(40,700)	(3,400)	(49,900)
Total operating expenses	132,052	94,958	255,276	239,731
Income (loss) from operations	(19,555)	30,126	(36,601)	(9,202)
Other income (expense):
Interest income	4,797	4,271	9,811	7,957
Interest expense	—	(3)	—	(3)
Other income (expense), net	(3,887)	2,603	(4,702)	4,739
Total other income	910	6,871	5,109	12,693
Income (loss) before provision for income taxes	(18,645)	36,997	(31,492)	3,491
Provision for (benefit from) income taxes	(714)	2,459	(91)	3,311
Net income (loss)	$(17,931)	$34,538	$(31,401)	$180

Net income (loss) per share, basic	$(0.14)	$0.28	$(0.24)	$0.00
Net income (loss) per share, diluted	$(0.14)	$0.28	$(0.24)	$0.00

Weighted-average shares used to compute net income (loss) per share, basic	129,984,169	123,755,409	129,050,312	123,183,924
Weighted-average shares used to compute net income (loss) per share, diluted	129,984,169	124,509,720	129,050,312	124,258,150
__________________________

(1)    The following table represents total revenue by source for the periods indicated (in thousands). Spatial includes the Company’s Visium and Xenium products:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Instruments
Single Cell	$3,087	$5,727	$8,310	$11,640
Spatial	4,574	8,770	$10,613	17,672
Total instruments revenue	7,661	14,497	18,923	29,312
Consumables
Single Cell	88,451	85,788	177,345	169,897
Spatial	42,301	36,397	83,208	67,644
Total consumables revenue	130,752	122,185	260,553	237,541
Services	10,681	8,475	19,514	16,127
Products and services revenue	149,094	145,157	$298,990	$282,980
License and royalty revenue	1,942	27,751	$2,889	$44,811
Total revenue	$151,036	$172,908	$301,879	$327,791
(1)    The following table presents revenue by geography based on the location of the customer for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Americas
United States*	$82,109	$103,491	$158,802	$190,309
Americas (excluding United States)	2,917	2,667	$6,323	6,419
Total Americas	85,026	106,158	165,125	196,728
Europe, Middle East and Africa	39,972	34,734	76,824	66,629
Asia-Pacific
China	14,968	23,170	30,805	40,053
Asia-Pacific (excluding China)	11,070	8,846	29,125	24,381
Total Asia-Pacific	26,038	32,016	59,930	64,434
Total revenue	$151,036	$172,908	$301,879	$327,791
* Includes license and royalty revenue.
(2)    Includes stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Cost of revenue	$1,836	$1,989	$3,754	$4,470
Research and development	10,533	12,613	21,228	26,719
Selling, general and administrative	13,247	12,643	23,276	27,132
Total stock-based compensation expense	$25,616	$27,245	$48,258	$58,321

10x Genomics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$502,512	$473,966
Marketable securities	49,521	49,443
Accounts receivable, net	47,545	47,013
Other receivables	3,084	35,480
Inventory	52,616	56,341
Prepaid expenses and other current assets	19,393	22,208
Total current assets	674,671	684,451
Property and equipment, net	215,324	226,711
Operating lease right-of-use assets	56,685	60,450
Goodwill	6,918	4,511
Intangible assets, net	61,160	62,329
Other noncurrent assets	15,308	2,913
Total assets	$1,030,066	$1,041,365
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$20,694	$12,733
Accrued compensation and related benefits	24,744	42,500
Accrued expenses and other current liabilities	30,377	39,971
Deferred revenue	23,610	23,902
Operating lease liabilities	12,015	10,985
Contingent consideration, current	7,069	23,363
Total current liabilities	118,509	153,454
Contingent consideration, noncurrent	2,991	1,237
Operating lease liabilities, noncurrent	66,781	73,376
Deferred revenue, noncurrent	9,683	10,501
Other noncurrent liabilities	6,556	6,471
Total liabilities	204,520	245,039
Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	2,367,459	2,306,690
Accumulated deficit	(1,541,992)	(1,510,591)
Accumulated other comprehensive income	77	225
Total stockholders’ equity	825,546	796,326
Total liabilities and stockholders’ equity	$1,030,066	$1,041,365